Exhibit 16

                           Computation of Performance


                     THE NORTH CAROLINA TAX FREE BOND FUND

From time to time, the total return and yield of the Fund may be quoted in advertisements, sales literature, shareholder reports or other communications to shareholders. The Fund computes its "average annual total return" by determining the average annual compounded rates of return during specified periods that equate the initial amount invested to the ending redeemable value of such investment. This is done by determining the ending redeemable value of a hypothetical $1,000 initial payment. This calculation is as follows:

        P(1+T)n = ERV

Where:  T =    average annual total return.
        ERV =  ending redeemable value at the end of the period covered by the computation of a hypothetical $1,000 payment made at the
               beginning of the period.
        P =    hypothetical initial payment of $1,000 from which the maximum sales load is deducted.
        n =    period covered by the computation, expressed in terms of years

The Fund may also compute its aggregate total return, which is calculated in a similar manner, except that the results are not annualized.

The calculation of average annual total return and aggregate total return assume that there is a reinvestment of all dividends and capital gain distributions on the reinvestment dates during the period. The ending redeemable value is determined by assuming complete redemption of the hypothetical investment and the deduction of all nonrecurring charges at the end of the period covered by the computations.

The yield of the Fund is computed by dividing the net investment income per share earned during the period stated in the yield quotation by the maximum offering price per share on the last day of the period. For the purpose of determining net investment income, the calculation includes, among expenses of the Fund, all recurring fees that are charged to all shareholder accounts and any nonrecurring charges for the period stated. In particular, yield is determined according to the following formula:

                           Yield = 2[(A - B + 1)6-1]
                                       CD

Where: A equals dividends and interest earned during the period; B equals expenses accrued for the period (net of reimbursements); C equals average daily number of shares outstanding during the period that were entitled to receive dividends; D equals the maximum offering price per share on the last day of the period. A tax equivalent yield is computed by dividing the tax-exempt yield figure described above by 1 minus a stated income tax rate and adding the product to the taxable portion (if any) of the Fund's yield.

The average annual total return for the Fund for the year ended August 31, 1995 was 8.16%. The average annual total return for the Fund since inception (January 13, 1993) through August 31, 1995 was 7.11%. The cumulative total return for the Fund since inception through August 31, 1995 and since April 1, 1994 (the effective date of the Advisory Agreement with the Advisor for the Fund) through August 31, 1995 was 15.69% and 10.24%, respectively. For the thirty day period ended August 31, 1995, the yield of the Fund was 4.55%. The yield required of a taxable security that would produce an after tax yield equivalent to that earned by the Fund of 4.55% (considering both North Carolina and federal taxes) would be 7.00%, assuming a combined federal and North Carolina tax rate of 35%.

Cumulative Total Return

 (ERV - P)/P = TR

 Where:  ERV  =  ending redeemable value at the end of the period covered by the computation of a hypothetical $1,000 payment made at the
                 beginning of the period
         P    =  hypothetical initial payment of $1,000 from which the maximum sales load is deducted
         TR   =  total return


Average Annual Total Return:

Inception through August 31, 1995            Year ended August 31, 1995

1,000(1+T)2.65    =  1,156.88                1,000(1+T)1  =  1,081.56
              T   =  (1,156.88/1,000)2.65-1            T  =  (1,081.56/1,000)1-1
              T   =  0.0507                            T  =  0.8156

              T   =  5.07%                             T   =  8.16%
              ERV =  1,156.88                          ERV =  1,081.56
              P   =  1,000                             P   =  1,000
              n   =  2.65                              n   =  1


Cumulative Total Return

   Inception through August 31, 1995

              (1,156.88 - 1,000)/1,000 = 0.1568

              ERV    =   1,156.88
              P      =   1,000
              TR     =   15.69%

   April 1, 1994 through August 31, 1995

              (1,102.37 - 1,000)/1,000 = 0.1024

              ERV    =   1,102.37
              P      =   1,000
              TR     =   10.24%